Filed pursuant to Rule 424b3
Registration Statement No. 333-177932

PROSPECTUS SUPPLEMENT

(To Prospectus dated November 21, 2011)

We intend to resell from time to time some of our debt securities and medium-term notes. We originally issued those securities and notes in transactions registered under the Securities Act of 1933. Any debt securities and medium-term notes that we intend to resell have been or will be subsequently acquired in the course of our debt management operations, including in connection with sinking funds.

We may offer and sell the securities and the medium-term notes directly or through agents. We will sell them at prices related to prevailing market prices at the time of sale. We will use the proceeds of any sale for the purposes set forth under “Use of Proceeds” in the prospectus which is attached to this prospectus supplement and for reinvestment purposes.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined if this prospectus supplement, the accompanying prospectus or any pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 22, 2011.

INTRODUCTORY STATEMENT

For further information regarding Québec and other matters, you should read the prospectus dated November 21, 2011, which is attached to this prospectus supplement. Capitalized terms used in this prospectus supplement have the meanings given to them in the prospectus.

The Debt Securities or medium-term notes (“MTNs”) offered by this prospectus supplement (and, in the case of MTNs, the prospectus supplement describing the MTNs dated November 22, 2011) and the prospectus constitute a separate issue of debt securities of Québec, being offered by Québec from time to time and registered under Registration Statement No. 333-177932, which we have filed with the SEC, Washington, D.C., under the Securities Act of 1933, as amended.

In this prospectus supplement, unless otherwise specified or the context otherwise requires, all dollar amounts are expressed in United States dollars. References to “Québec”, “we”, “our” and “us” refer to Québec.

DESCRIPTION OF DEBT SECURITIES AND MTNs

General Terms and Provisions of Debt Securities

Each Series of Debt Securities will bear interest at a specified rate payable semiannually or annually through maturity to the persons in whose names the Debt Securities are registered on the regular record date preceding each Interest Payment Date. Unless otherwise mentioned, we may not redeem the Debt Securities prior to their stated maturity dates. The Debt Securities are transferable in denominations of $1,000 and any integral multiple thereof. Settlement for all trades in Debt Securities represented by Global Securities is in immediately available funds. The Registrar and Paying Agent for all series of the Debt Securities are one of Bank of New York, New York, Deutsche Bank, New York or Citibank N.A., New York.

Debt Securities (Domestic and Global Issues)

Rate of Interest %	Maturity Date	Interest Payment Dates	Outstanding Principal Amount (in 000$)	CUSIP Number ISIN Code
4.875	May 5, 2014	May 5 and November 5	1,000,000	US748148 RM77
4.60	May 26, 2015	May 26 and November 26	1,000,000	US748148 RQ81
5.00	March 1, 2016	March 1 and November 1	1,250,000	US748148RR64
5.125	November 14, 2016	May 14 and November 14	1,500,000	US748148RS48
4.625	May 14, 2018	May 14 and November 14	1,000,000	US748148AT21
3.50	July 29, 2020	January 29 and July 29	1,500 000	US748148RU93
2.750	August 25, 2021	February 25 and August 25	1,400,000	US748149AF82
7.50	July 15, 2023	January 15 and July 15	1,000,000	US748148 PB 31
7.125	February 9, 2024	February 9 and August 9	1,000,000	US748148 PD 96
8.625	December 1, 2026	June 1 and December 1	300,000	US748148KA05
7.50	September 15, 2029	March 15 and September 15	1,500,000	US748148QR 73

U.S. Medium Term Notes (United States Market)

Each of the MTNs will bear interest at the specified rate until its maturity date. Interest and principal will be payable to the person in whose name such MTN is registered at the applicable record date. Unless otherwise mentioned, we may not redeem the MTNs prior to their stated maturity dates. The MTNs are transferable in denominations of $1,000 and any integral multiple thereof.

MTNs are represented either by a certificate issued in definitive form without coupons or by a global security registered in the name of DTC or its nominee as depositary. The Fiscal Agent for the MTNs is Citibank, N.A.

Medium Term Notes

Rate of			Outstanding
Interest	Maturity date	Interest Payment	Principal Amount	CUSIP Number	Other
%		Dates	(in 000$)	ISIN Code

6.35	January 30, 2026	January 30 and July 30	149,875	US74815HBZ47	(1)
7.14	February 27, 2026	February 27 and August 27	99,770	US74815HCB69	(2)
7.485	March 2, 2026	March 2 and September 2	150,000	US74815HCA86
7.365	March 6, 2026	March 6 and September 6	99,850	US74815HCC43
7.035	March 10, 2026	March 10 and September 10	50,000	US74815HCD26
7.38	April 9, 2026	April 9 and October 9	100,000	US74815HCE09
7.50	April 15, 2026	April 15 and October 15	50,000	US74815HCG56	(3)
7.50	April 15, 2026	April 15 and October 15	50,000	US74815HCF73
7.295	July 22, 2026	January 22 and July 22	99,965	US74815HCJ95	(4)
5.40	November 17, 2035	May 17 and November 17	75,000	US74815HCP5
7.97	July 22, 2036	January 22 and July 22	160,000	US74815HCH30	(5)

(1)	Put on January 30, 2016 and 2021.
(2)	Put on February 27, 2016.
(3)	Put on April 15, 2016 and 2021.
(4)	Put effective from July 22, 2006 and thereafter on each interest payment date.
(5)	Put on July 22, 2016.

PROSPECTUS

U.S. $4,000,000,000

Debt Securities

Warrants

This prospectus contains summaries of the general terms of these securities. We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest. This prospectus may not be used to make offers or sales of debt securities or warrants unless accompanied by a supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 21, 2011

Please note that in this prospectus, references to “we”, “our” and “us” refer to Québec.

Table of Contents of Prospectus

Where You Can Find More Information	- 1 -
Forward-Looking Statements	- 2 -
Québec	- 2 -
Use of Proceeds	- 3 -
Description of the Securities	- 3 -
Jurisdiction	- 11 -
Plan of Distribution	- 11 -
Debt Record	- 12 -
Authorized Agent	- 12 -
Validity of the Securities	- 12 -
Official Statements	- 12 -

Where You Can Find More Information

We file annual reports, amendments to annual reports and other information with the U.S. Securities and Exchange Commission (“SEC”). These reports include financial information about us and may be accompanied with exhibits.

You may read and copy any document we file with the SEC at the SEC’s public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The registration statement and the exhibits and schedules to the registration statement are also available through the SEC’s website at http://www.sec.gov.

You may also obtain copies of these documents at prescribed rates from the Public Reference Section of the SEC at its Washington address or, without charge, from us at the address listed below.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring to those documents. We incorporate by reference the documents listed below:

•	our Annual Report on Form 18-K for the year ended March 31, 2011; and

•	all amendments to our Annual Report on Form 18K/A for the year ended March 31, 2011 filed prior to the date of this prospectus.

We also incorporate by reference all our future annual reports and amendments to annual reports, and any other information we file with the SEC pursuant to Sections 13(a) and 13(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), until we sell all of the Securities. Each time we file a document with the SEC that is incorporated by reference, the information in that document automatically updates the information contained in previously filed documents. All of these documents incorporated by reference are filed with the SEC under File No. 2-86339.

You may request a free copy of the annual reports, amendments to annual reports and other information mentioned above by writing to the following address:

•	Québec

Ministère des Finances

Direction du financement des organismes publics et de la documentation financière

12 rue Saint-Louis

Québec, Québec

Canada G1R 5L3;

Tel.: (418) 643-8141

Fax: (418) 643-4700

We are responsible for the information incorporated by reference or contained in this prospectus, any supplement to this prospectus, and any related free writing prospectus we prepare or authorize. We have not authorized anyone to provide you with different or additional information, and we take no responsibility for any other information that others may give you. We are not making an offer of these Securities in any state where the offer is not permitted by the law. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

Forward-Looking Statements

This prospectus contains forward-looking statements. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. These statements are based on current plans, estimates and projections, which may change, and therefore you should not place undue reliance on them. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events. Forward-looking statements involve inherent risks and uncertainties. We caution you that actual results may differ materially from those contained in any forward-looking statements.

Québec

The information set forth below is not complete and is qualified by the more detailed information contained in Québec’s Annual Report on Form 18-K for the fiscal year ended March 31, 2011, as amended from time to time, and the other documents incorporated by reference in this prospectus.

Québec is the largest by area of the ten provinces in Canada (1,541,000 square kilometers or 594,860 square miles, representing 15.4% of the geographical area of Canada) and the second largest by population (8.0 million, representing 23.1% of the population of Canada, as of July 2011). The population of Québec increased on average by 0.9% per year from July 2006 to July 2011. In the same period, the population of Canada increased on average by 1.1%.

Québec has a modern, developed economy, in which the service sector contributed 75.6%, the manufacturing industry 16.3%, the construction industry 5.9% and the primary sector 2.2% of real GDP at basic prices in chained 2002 dollars in 2010. The leading manufacturing industries in Québec are food products, primary metal products (including aluminum smelting), petroleum and coal products, transportation equipment products (including aircraft and motor vehicles and associated parts), chemical products, paper products and fabricated metal products. Québec also has significant hydroelectric resources, generating 32.0% of the electricity produced in Canada in 2010.

Montréal and Ville de Québec, the capital of Québec, are the centers of economic activity. Montréal is one of the main industrial, commercial and financial centers of North America and is Canada’s second largest urban area as measured by population. Port of Montréal, situated on the St. Lawrence River, is Canada’s second largest port in terms of operating revenues and provides access to the Atlantic Ocean and the inland navigation system of the Great Lakes.

French is the official language of Québec and is spoken by approximately 95% of its population.

Use of Proceeds

Unless otherwise specified in the prospectus supplement applicable to the Securities you are purchasing, which we refer to as the “prospectus supplement”, we will:

•	add the net proceeds we receive from the sale of the Securities to the Consolidated Revenue Fund of Québec to be used for general purposes; or

•	partially or entirely credit such proceeds to the Financing Fund of Québec to be used for loans to public institutions or governmental enterprises and agencies.

Description of the Securities

We may at various times offer Debt Securities and, jointly or separately, Warrants to purchase Debt Securities (collectively, the “Securities”) in distinct series. This section summarizes the material terms of the Securities which are common to all series. It does not, however, describe every aspect of the Securities.

If the terms described in this section or in the prospectus supplement differ from the terms described in the Securities (the form of which will be filed with the SEC), you should rely on the terms described in the Securities.

Debt Securities

The Debt Securities will be issued pursuant to a Fiscal Agency Agreement to be entered into between us and a bank or trust company to be specified in the prospectus supplement, acting as fiscal agent, transfer agent, registrar and principal paying agent (in all such capacities, the Fiscal Agent).

The Debt Securities, when issued, will constitute our valid, binding, unsecured and unconditional obligations. We pledge our full faith and credit for the payment and performance of the Debt Securities. The Debt Securities will rank equally among themselves and with all other debt securities issued by us and outstanding at the date of the issue of the Debt Securities or in the future. They will be payable as to principal, premium, if any, and interest in lawful money of the United States of America or in any other currency or currencies specified in the prospectus supplement. Debt Securities will be payable in The City of New York at the offices of the Fiscal Agent, or in any other place specified in the prospectus supplement.

Information Specified in the Prospectus Supplement

The prospectus supplement will specify the following terms:

•	the terms of the Debt Securities, including, where applicable:

–	the designation

–	the aggregate principal amount

–	the maturity date

–	rate or rates of any interest

–	any interest payment dates and the record dates for payment of principal and interest

–	the currency or currencies of denomination and payment

–	any index, price or formula to be used for determining the amount of any payment of principal, premium, if any, or interest

–	the denominations

–	any terms relating to the holding and transfer of Debt Securities

–	any terms for redemption, exchange, repurchase or sinking funds

•	the names of and principal amounts to be purchased by any underwriters

•	the purchase price

•	any underwriting discounts and commissions

•	any other terms of the plan of distribution.

Form, Exchange and Transfer

Unless otherwise specified in the prospectus supplement, the Debt Securities will be in fully registered form only in denominations of U.S.$1,000 and integral multiples thereof.

You may exchange your Debt Securities for other authorized denominations of the same series of equal aggregate principal amount. You may transfer and exchange your Debt Securities, free of charge, subject to any restrictions set forth below. Unless otherwise specified in the prospectus supplement, the Fiscal Agent will keep a register for the registration and transfer of Debt Securities.

Sinking Funds

If the prospectus supplement so indicates, we will agree, so long as any Debt Securities of a particular series are outstanding, to set aside, as a sinking fund for those Debt Securities on the dates set forth in the prospectus supplement, the Canadian dollar equivalent of the percentage of the principal amount of those Debt Securities indicated in the prospectus supplement. The funds so set aside will be invested in those Debt Securities, in direct or guaranteed obligations of Québec or in direct obligations of the Government of Canada, bonds of any municipality or school corporation in Québec or of institutions which are fully subsidized by the Gouvernement du Québec or in other securities as may be determined by the Ministère des Finances.

The Debt Securities offered by this prospectus may include outstanding Debt Securities that are being resold by us or by government enterprises and agencies of Québec.

Redemption

The prospectus supplement will indicate if the Debt Securities may be redeemed prior to their stated maturity.

Original Issue Discount Securities.

Debt Securities may be issued as original issue discount securities to be sold at a substantial discount below their principal amount. We will describe in any prospectus supplement relating to original issue discount securities any special U.S. Federal income tax and other considerations applicable to those Debt Securities.

Governing Law

Unless otherwise indicated in the prospectus supplement, the Debt Securities will be governed by the laws of Québec and the laws of Canada applicable therein. We will irrevocably consent to the fullest extent permitted by law to the giving of any relief (including, without limitation, the making, enforcement or execution against any property of any order or judgment) made or given in connection with any proceedings arising out of, or in connection with, the fiscal agency agreement and the Debt Securities. Information regarding jurisdiction of courts is set forth under “Jurisdiction” in this prospectus.

Place of Delivery

Unless otherwise indicated in the prospectus supplement, the Debt Securities will be delivered in The City of New York.

Modifications

Unless otherwise indicated in the prospectus supplement, the fiscal agency agreement and the Debt Securities may be amended by us and the Fiscal Agent without notice to or the consent of the holder of any Debt Security if the amendment:

•	cures an ambiguity;

•	cures, corrects or supplements any defective provisions contained in the fiscal agency agreement or in the Debt Securities;

•	effects the issue of further Debt Securities as described below under “Further Issues”; or

•

is considered by us and the Fiscal Agent, acting on the advice of independent counsel, necessary or desirable and not inconsistent with the fiscal agency agreement or the Debt Securities, and will not, in our reasonable opinion and that of the Fiscal Agent (with the Fiscal Agent receiving, if it so requests, an opinion of counsel satisfactory to it), adversely affect the interests of the holders of Debt Securities.

However, no modification to any Debt Security may, without the consent of the holder of that Debt Security:

•	change the stated maturity or interest payment dates of that Debt Security;

•	reduce the principal amount of or the rate of interest on that Debt Security;

•	change the currency of payment of that Debt Security;

•	impair the right to institute suit for the enforcement of any payment on that Debt Security;

•	reduce the percentage of holders of Debt Securities necessary to modify or amend the fiscal agency agreement or the terms and conditions of that Debt Security;

•	reduce the percentage of votes required for the taking of action or the quorum required at any meeting of holders of Debt Securities; or

•	reduce the percentage of outstanding Debt Securities necessary to waive any future compliance or past default.

Notices

All notices to the holders will be valid (i) in the case of certificated Debt Securities, if sent by first class mail (or equivalent) or (if posted to an overseas address) by airmail, or if delivered, to each holder (or the first named of joint holders) at each such holder’s address as it appears in the register held by the Fiscal Agent; (ii) in the case of Debt Securities represented by a Global Security, if delivered to DTC for communication by it to the persons shown in its records as having interests therein and (iii) in either case, if and so long as the Debt Securities are admitted to trading on, and listed on any stock exchange or are admitted to trading by another relevant authority, if in accordance with the rules and regulations of the relevant stock exchange or other relevant authority. Any such notice shall be deemed to have been given on the date of such delivery or, in the case of mailing, on the fourth weekday following such mailing.

Further Issues

We may from time to time without the consent of the holders of the Debt Securities of any given series create and issue further debt securities having the same terms and conditions as the outstanding Debt Securities of such series (or in all respects except for the payment of interest accruing prior to the issue date of such further Debt Securities or except for the first payment of interest thereon), and such further debt securities shall be consolidated and form a single series with the outstanding Debt Securities of such series. Any further debt securities forming a single series with the outstanding Debt Securities of such series shall be issued with the benefit of, and subject to, an agreement supplemental to, the fiscal agency agreement.

Book-Entry System

The prospectus supplement that relates to the Debt Securities you purchase will specify whether such Debt Securities will be represented by one or more fully registered global securities (each, a “Global Security”). Global Securities will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (“DTC”) or any other depositary or depositaries identified in the prospectus supplement. These depositaries may include The Canadian Depository for Securities Limited, the Euroclear System (“Euroclear”) or Clearstream Banking, société anonyme (“Clearstream Luxembourg”). A Global Security will be registered in the name of the relevant depositary or its nominee.

Except as described below, a Global Security may be transferred, in whole or in part, only to the relevant depositary or its nominee. Upon the issuance of a Global Security, we expect that the relevant depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by that Global Security to the accounts of institutions that have accounts with the depositary (“Participants”). The accounts to be credited will be designated by the underwriters, dealers or agents, or by us, in the case of Debt Securities that we sell directly. Ownership of beneficial interests in that Global Security will be limited to Participants or persons that may hold interests through Participants. Ownership of beneficial interests in that Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the relevant depositary (with respect to interests of Participants) and on the records of Participants (with respect to interests of persons other than Participants). Owners of beneficial interests in a Global Security may incur fees for the maintenance and operation of the book-entry system where that Global Security is held with DTC. The laws of some states require that some purchasers of securities take physical delivery of those securities in definitive form. Those laws may impair the ability to transfer beneficial interests in a Global Security.

Any payment of principal, premium or interest due on the Debt Securities on any interest payment date or at maturity will be made available by us to the Fiscal Agent, as principal paying agent, or any other paying agent identified in the prospectus supplement, on that date. The paying agent will make those payments to the relevant depositary in accordance with existing arrangements between the paying agent and that depositary. We expect that the depositary, upon receipt of any payment of principal, premium or interest, will credit Participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Security as shown on the records of the depositary. We also expect that payments by Participants to owners of beneficial interests in the Global Security held through those Participants will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name”, and will be the responsibility of those Participants. Neither we nor the paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

So long as a depositary (or its nominee) is the registered owner of a Global Security, that depositary (or nominee) will be considered the sole owner and holder of the Debt Securities represented by that Global Security for all purposes of the Debt Securities. Except as provided below, or as may be specified in the prospectus supplement, owners of beneficial interests in a Global Security will not be entitled to have the Debt Securities represented by that Global Security registered in their names, will not be entitled to receive physical delivery of certificated Debt Securities in definitive form upon exchange or otherwise and will not be considered the owners or holders of any Debt Securities represented by a Global Security. Accordingly, each person owning a beneficial interest in a Global Security must rely on the procedures of the relevant depositary and, if that person is not a Participant, on the procedures of the Participant through which that person holds its interest, to exercise any rights of a holder of Debt Securities. We understand that, under existing industry practice, if an owner of a beneficial interest in a Global Security desires to take any action the relevant depositary (or nominee) as the holder of that Global Security is entitled to take, the depositary would authorize the Participants to take that action, and the Participants would authorize beneficial owners owning through those Participants to take that action or would otherwise act upon the instructions of beneficial owners owning through them.

Except as otherwise set forth in the prospectus supplement, a Global Security may not be transferred except as a whole by the relevant depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or any other nominee of the depositary, or by the depositary or the nominee to another depositary or its nominee or to a successor of the depositary or a nominee of the successor. Debt Securities represented by a Global Security are exchangeable for certificated debt securities of like tenor and of an equal aggregate principal amount in denominations of U.S.$1,000 (or other minimum denomination specified in the prospectus supplement) or any integral multiples of U.S.$1,000 only if:

•

the relevant depositary notifies us that it is unwilling or unable to continue as depositary for the Global Security, or ceases to be a clearing agency registered under the Exchange Act at a time when it is required to be so registered, and we do not appoint a successor depositary within 90 days after receiving that notice or becoming aware that the depositary is no longer so registered;

•	in our discretion at any time, we determine not to have the Debt Securities represented by a Global Security;

•

upon request by any owner of a beneficial interest in a Global Security after an event of default entitling the holder of the Global Security to accelerate the maturity of the related Debt Securities has occurred and is continuing; or

•	in other events as may be specified in the prospectus supplement.

Any Debt Security that is exchangeable pursuant to the preceding sentence is to be exchanged for certificated debt securities registered in the names that the relevant depositary shall direct. Certificated debt securities may be presented for registration of transfer or exchange at the office of the paying agent in The City of New York or any other place specified in the prospectus supplement, and principal, premium, if any, and interest will be payable at that office of the paying agent, provided that interest may be paid by check mailed to the registered holders of the Debt Securities to their addresses appearing in the security register.

Transfers of beneficial interests in a Global Security

Unless otherwise indicated in the prospectus supplement, transfers of beneficial interests in a Global Security between participants within Euroclear and Clearstream, Luxembourg, and between Euroclear and Clearstream, Luxembourg participants, will be effected in accordance with procedures established for this purpose from time to time by Euroclear and Clearstream, Luxembourg. Such beneficial interests may be transferred between DTC participants in accordance with procedures established for this purpose from time to time by DTC.

Clearing and Settlement

Unless otherwise specified in the prospectus supplement, the clearing and settlement of Securities will be as set forth below.

Although DTC, Euroclear and Clearstream, Luxembourg have agreed to the procedures provided below in order to facilitate transfers of Securities among participants of DTC, Euroclear and Clearstream,

Luxembourg, they are under no obligation to perform or continue to perform such procedures and such procedures may be modified or discontinued at any time. Neither we nor the Fiscal Agent will have any responsibility for the performance by DTC, Euroclear or Clearstream, Luxembourg or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

DTC, Clearstream, Luxembourg and Euroclear have advised us as follows:

DTC. DTC is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of New York banking law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of its Participants and to facilitate the clearance and settlement of securities transactions, like transfers and pledges, among its Participants in those securities through electronic book-entry changes in accounts of the Participants, thereby eliminating the need for physical movement of securities certificates. DTC’s Participants include securities brokers and dealers, banks, trust companies, clearing corporations and other types of organizations, some of whom (and/or their representatives) own DTC. Access to the DTC book-entry system is also available to others that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. DTC agrees with and represents to its Participants that it will administer its book-entry system in accordance with its rules and by-laws and requirements of law. The rules applicable to DTC and its Participants are on file with the SEC.

If depositaries other than DTC are appointed, additional information with respect to those depositaries will be set forth in the prospectus supplement.

Clearstream, Luxembourg. Clearstream, Luxembourg is incorporated under the laws of Luxembourg as a professional depositary. Clearstream, Luxembourg holds securities for its participating organizations (“Clearstream, Luxembourg Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream, Luxembourg Participants through electronic book-entry changes in accounts of Clearstream, Luxembourg Participants, thereby eliminating the need for physical movement of certificates. Clearstream, Luxembourg provides Clearstream, Luxembourg Participants with, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg interfaces with domestic markets in several countries. As a professional depositary, Clearstream, Luxembourg is subject to regulation by the Luxembourg Monetary Institute. Clearstream, Luxembourg Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, and may include the underwriters. Indirect access to Clearstream, Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream, Luxembourg Participant either directly or indirectly.

Distributions with respect to Securities held beneficially through Clearstream, Luxembourg will be credited to cash accounts of Clearstream, Luxembourg Participants in accordance with its rules and procedures to the extent received by the U.S. depositary for Clearstream, Luxembourg.

Euroclear. Euroclear was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”), under contract with Euro-clear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the

Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Euroclear Operator is regulated and examined by the Belgian Banking Commission.

Distributions with respect to Securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with its rules and procedures to the extent received by the U.S. depositary for Euroclear.

Settlement and Transfers

Customary settlement procedures will be followed for participants of each system at initial settlement. Settlement procedures applicable to the domestic United States dollar market will be followed for primary market purchasers which are participants in DTC, and Securities will be credited to their securities accounts on the settlement date against payment in U.S. dollars in same-day funds. Settlement procedures applicable to conventional eurobonds in registered form will be followed for primary market purchasers which are Euroclear or Clearstream, Luxembourg participants, and Securities will be credited to their securities accounts on the business day following the settlement date against payment for value on the settlement date.

Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream, Luxembourg Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream, Luxembourg and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream, Luxembourg Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if a transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving Securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream, Luxembourg Participants and Euroclear Participants may not deliver instructions directly to the U.S. depositaries.

Because of time zone differences, credits of Securities received in Clearstream, Luxembourg or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such Securities settled during such processing will be reported to the relevant Clearstream, Luxembourg Participants or Euroclear Participants on such business day. Cash received in Clearstream, Luxembourg or Euroclear as a result of sales of Securities by or through a Clearstream, Luxembourg Participant or a Euroclear Participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream, Luxembourg or Euroclear cash account only as of the business day following settlement in DTC.

Canadian Taxes on Debt Securities

In the opinion of our counsel, Miller Thomson LLP, and of Norton Rose OR LLP, Canadian counsel for the underwriters or agents, if any, there are no withholding taxes payable under the laws of Canada or of Québec with respect to any Debt Securities owned by a non-resident of Canada or premium, if any, or interest thereon except in the circumstances set forth below. Under the Income Tax Act (Canada) (the “Act”), if all or any part of the interest (including amounts deemed interest under the Act) paid or payable on the Debt Securities is:

•	contingent or dependent on the use of or production from property in Canada;

•	computed by reference to revenue, profit, cash flow, commodity price or any other similar criterion; or

•	computed by reference to dividends paid or payable to shareholders of any class of shares of a corporation;

then interest paid or payable on the Debt Securities will not be exempt from Canadian non-resident withholding taxes unless the Debt Securities are “prescribed obligations” for those purposes. A prescribed obligation is a debt obligation the terms of which provide for an adjustment to the amount payable under the obligation that is determined by reference to a change in the purchasing power of money, and on which no amount payable, other than that adjustment, is contingent or dependent upon or computed by reference to any of the criteria listed above.

There are no other taxes on income or capital gains payable under the laws of Canada or of Québec in respect of any Debt Securities or premium, if any, or interest thereon by an owner who, at all relevant times, is not, nor is deemed to be, a resident of Canada and who does not use or hold, and is not deemed to use or hold, any Debt Securities in or in the course of carrying on a business in Canada, is not an insurer carrying on an insurance business in Canada and elsewhere and is not an authorized foreign bank carrying on a bank business in Canada within the meaning of the Act.

There are no estate taxes or succession duties imposed by Canada or Québec in respect of any Debt Securities or premium, if any, or interest thereon.

This summary is based on the current provisions of the Act and the regulations thereunder, all specific proposals to amend the Act and the regulations announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof and counsel’s understanding of the current published administrative practices and assessing policies of the Canada Revenue Agency. This summary does not otherwise take into account or anticipate any changes in law, whether by judicial, governmental or legislative decision or action, nor does it take into account provincial, territorial or foreign income tax considerations which may differ from the Canadian federal income tax considerations described herein.

Warrants

We may issue, together with any Debt Securities offered by a prospectus supplement or separately, Warrants for the purchase of other Debt Securities. The Warrants will be issued under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all as set forth in the prospectus supplement relating to a particular issue of Warrants. That prospectus supplement will set forth:

•	the terms of the Debt Securities purchasable upon exercise of the Warrants;

•	the principal amount of Debt Securities purchasable upon exercise of one Warrant, the exercise price and the procedures for, and conditions to, exercise for purchasing those Debt Securities;

•	the dates on which the right to exercise the Warrants will commence and expire;

•	the date, if any, on and after which the Warrants and the related Debt Securities will be separately transferable; and

•	whether the Warrants represented by Warrant certificates will be issued in registered or bearer form, and if registered, where they may be transferred and registered.

Unless otherwise indicated in the prospectus supplement, the Warrants will be governed by the laws of Québec and the laws of Canada applicable therein. Unless otherwise indicated in the prospectus supplement, the Warrants will be delivered in The City of New York.

Jurisdiction and Enforceability

We will appoint the Delegate General of Québec in New York, One Rockefeller Plaza, 26th Floor, New York, N.Y. 10020-2102, as our authorized agent upon whom process may be served in any action based on the Securities which may be instituted in any State or Federal court in The City of New York by the holder of any Security, and will expressly waive any immunity to service of process regarding any action to which the Delegate General of Québec might otherwise be entitled. This appointment will be irrevocable until all amounts in respect of the Securities have been paid, except that, if for any reason the designated agent ceases to be able to act as the authorized agent or no longer has an address in The City of New York, we will appoint another person or persons in The City of New York as our authorized agent. We will expressly accept the non-exclusive jurisdiction of any State or Federal Court in the City of New York or any competent Court in Québec in any action based upon the Securities instituted in any such Court and will irrevocably waive, to the fullest extent permitted by applicable law, any immunity from the jurisdiction of any such Court to which we might otherwise be entitled.

We may be sued in the courts of Québec, and no applicable law requires the consent of any public official or authority for proceedings to be brought or judgment to be obtained against us arising out of or relating to obligations under the Securities. In addition, no immunity from suit is available to us in any action in those courts, irrespective of whether a party to the action or the holder of Securities is or is not resident within Québec or is or is not a citizen of Canada.

Although any judgment obtained in an action brought in the courts of Québec against us may not be enforced by execution, applicable statutes provide that whenever we are condemned by a judgment that has become definitive to pay a sum of money, the Ministre des Finances, after having received a certified copy of the judgment, shall pay the amount due out of the money at his or her disposal for that purpose or, failing that, out of the Consolidated Revenue Fund of Québec.

In enforcing a foreign judgment in foreign currency, a Québec court will convert into Canadian currency at the rate of exchange prevailing on the date the foreign judgment became enforceable at the place where it was rendered. There is no currency indemnity in the terms and conditions of the Securities to make an investor whole for any difference in the exchange rate between the date the foreign judgment became enforceable where it was made and the date of its enforcement by a Québec court.

Plan of Distribution

We may sell Securities to or through underwriters, and also may sell Securities directly to other purchasers or through agents.

The distribution of the Securities may be effected from time to time in one or more transactions at:

•	a fixed price or prices, which may be changed;

•	prices related to prevailing market prices; or

•	negotiated prices.

The distribution may be effected in the United States and/or in any one or more other jurisdictions where permitted by law, as specified in the prospectus supplement.

In connection with the sale of Securities, underwriters or agents may receive compensation from us or from purchasers of Securities for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters, dealers and agents who participate in the distribution of Securities may be deemed to be underwriters, and any discounts or commissions received by them from us and any profit on the resale of Securities by them may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended (the “Securities Act”). The prospectus supplement will identify these underwriters or agents, and will describe the compensation received from us.

Under agreements which we may enter into, dealers and agents who participate in the distribution of Securities may be entitled, and we have agreed that underwriters, if any, will be entitled, to indemnification by us against certain liabilities, including liabilities under the Securities Act.

Debt Record

We have never defaulted on the payment of principal of or interest on any of our obligations. Payments have been made when due, subject during wartime to any applicable laws and regulations forbidding such payments.

Authorized Agent

Our authorized agent in the United States is the Delegate General of Québec in New York, One Rockefeller Plaza, 26th Floor, New York, New York 10020-2102.

Validity of the Securities

Miller Thomson LLP, Montréal, Québec, will pass upon the validity of the Securities and all other matters of Canadian and Québec law and procedure on our behalf. The validity of the Securities and all other matters of Canadian and Québec law and procedure will be passed upon for the underwriters or agents, if any, by Norton Rose OR LLP, Montréal, Québec. The validity of the Securities will be passed upon as to matters of New York law for the underwriters or agents, if any, by Sullivan & Cromwell LLP, New York, New York, who will rely as to all matters of Canadian and Québec law on the opinions of the aforementioned two firms.

Miller Thomson LLP, Norton Rose OR LLP and Sullivan & Cromwell LLP have, from time to time, rendered legal services to us not connected with the offering of the Securities.

Official Statements

The information set forth or incorporated by reference herein, except for the information appearing under “Plan of Distribution”, was supplied by the Ministre des Finances du Québec, in its official capacity, duly authorized therefor.